Exhibit 99.1

WorldQuest Networks Reports Third-Quarter Results

Gross margins approach 29%, minutes of use increase 45%, and total money transferred grows 41%, compared with prior-year period

DALLAS, Nov. 11, 2003 — WorldQuest Networks, Inc., (Nasdaq: WQNI), the international Internet telephony and financial services company, today reported solid gross-margin performance and increased demand for its telephony and money-transfer products during the third quarter, compared with the year-ago period.

Retail pricing pressures in the India telephony market negatively impacted third-quarter telephony revenues, which declined approximately 17 percent, to $2.4 million, compared with the year-ago period. Total third-quarter revenues including telephony revenues, financial services and other operations were $2.5 million, compared with $3.0 million in the year-ago quarter. The third-quarter revenue declines were due almost entirely to retail pricing pressures, as minutes of use increased 45 percent to 13.3 million. WorldQuest generated a 28.8 percent gross-profit margin during the third quarter of 2003. Gross margins benefited from increased usage of WorldQuest’s network, lower costs negotiated with carriers, and from an increase in higher-margin money transfers from the company’s Cash2India business.

WorldQuest Networks reported a third-quarter 2003 net loss of $742,000, or $0.12 per diluted share, compared with a net loss of $520,800, or $0.08 per diluted share, in the third quarter of 2002. WorldQuest’s cash used in operations for the quarter was $305,000 compared with $882,000 in the third quarter of 2002.

During the third quarter of 2003, WorldQuest:

•	Reported 13.3 million minutes of use, up 45 percent from the year-ago quarter.

•	Remitted more than $4.3 million to India, up 41 percent from $3.1 million remitted during the year-ago period; the number of financial transactions increased 38 percent to 7,700, compared with 5,600 during the third quarter of 2002.

•	Maintained a strong cash position, ending the quarter with approximately $18.6 million in cash and cash equivalents, compared with $20.7 million at year-end 2002.

•	Introduced a new financial-services feature allowing customers to upgrade their WorldQuest debit stored-value card to a Visa® stored value card that can be used worldwide wherever Visa® is accepted.

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“We are pleased with the significant increase in minutes of use during the third quarter, and we worked hard to maintain a solid gross-profit margin of nearly 29 percent, which is increasingly important given retail pricing pressures in the India telecom market,” said R. Stephen Polley, President and CEO. “WorldQuest continues to diversify its revenue streams by increasing emphasis on our money-transfer business, which generated solid double-digit growth in the number of financial transactions and in total amounts remitted during the third quarter. Also, by launching an upgrade option to our debit/ATM card, we have given our customers significantly more opportunities to use our card. The company remains fiscally strong with $18.6 million in cash and cash equivalents, which gives WorldQuest the financial flexibility to take advantage of business opportunities that may arise.”

Notice Regarding Forward-Looking Statements

This press release may contain forward-looking statements relating to future financial results of business expectations and, as a result, should be considered subject to the many uncertainties that exist in WorldQuest Networks’ operations and business environment. Business plans may change as a result of a number of factors. Such factors include, but are not limited to: the company’s expansion and acquisition strategy, the company’s ability to achieve operating efficiencies, the company’s dependence on network infrastructure, capacity, telecommunications carriers and other suppliers, industry pricing and technology trends, evolving industry standards, domestic and international regulatory matters, and general economic and business conditions. These risk factors and additional information are included in WorldQuest Networks’ filings with the Securities and Exchange Commission.

About WorldQuest Networks, Inc.

Based in Dallas, WorldQuest Networks, Inc., is an international Internet telephony and financial services company. WorldQuest’s customers utilize the company’s network of Internet gateways and other traditional networks to place long-distance calls online at discounted rates, and to transfer money securely, conveniently and cost effectively to India, Sri Lanka, the Philippines and Russia. WorldQuest customers can also use the company’s proprietary cash card to withdraw money, check balances at ATMs worldwide and to pay for merchandise at any location which is part of the PLUS®, PULSE® or STAR® networks. WorldQuest’s Web site is www.wqn.com.

For more information contact:
Victor E. Grijalva
WorldQuest Networks, Inc.
972.361.1983
investor@wqn.com

WORLDQUEST NETWORKS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Nine months ended
	September 30,		September 30,

	2003	2002	2003	2002

Revenues:
Telephony revenue	$2,411,204	$2,891,557	$7,174,434	$8,536,521
Financial services and other	140,754	130,715	435,920	300,337

Total revenue	2,551,958	3,022,272	7,610,354	8,836,858
Cost of revenue	1,817,698	2,141,026	5,520,562	6,990,482

Gross profit	734,260	881,246	2,089,792	1,846,376
Operating expenses:
Selling, general and administrative	1,292,434	1,209,115	4,104,144	3,870,415
Depreciation and amortization	229,769	273,076	798,840	797,488

Total operating expenses	1,522,203	1,482,191	4,902,984	4,667,903

Operating loss	(787,943)	(600,945)	(2,813,192)	(2,821,527)
Interest income, net	45,854	80,160	161,326	260,212

Net loss	$(742,089)	$(520,785)	$(2,651,866)	$(2,561,315)

Net loss per share — basic and diluted	$(0.12)	$(0.08)	$(0.42)	$(0.40)

Weighted average common shares outstanding — basic and diluted	6,386,199	6,386,199	6,386,199	6,386,199

WORLDQUEST NETWORKS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2003	2002

	(unaudited)
Current assets:
Cash and cash equivalents	$18,607,820	$20,721,207
Accounts receivable, net	662,197	355,111
Note receivable	—	202,383
Prepaid expenses and other current assets	475,927	370,325

Total current assets	19,745,944	21,649,026
Property and equipment, net	1,151,386	1,627,507
Other assets, net	126,489	—

Total assets	$21,023,819	$23,276,533

Current liabilities:
Accounts payable	$1,216,281	$1,195,738
Accrued expenses	500,139	146,863
Deferred revenue	264,269	238,936
Promissory note	300,000	300,000

Total current liabilities	2,280,689	1,881,537
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share; Authorized shares—10,000,000; none issued and outstanding at September 30, 2003 and December 31, 2002	—	—
Common stock, par value $0.01 per share; Authorized shares—50,000,000; issued and outstanding shares— 6,386,199 at September 30, 2003 and December 31, 2002	63,862	63,862
Additional capital	41,994,594	41,994,594
Accumulated deficit	(23,315,326)	(20,663,460)

Total stockholders’ equity	18,743,130	21,394,996

Total liabilities and stockholders’ equity	$21,023,819	$23,276,533